SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 10, 2009

                   First Financial Northwest, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-3365	26-0610707
State or other jurisdiction of incorporation	Commission File Number	(I.R.S. Employer Identification No.)

201 Wells Avenue South, Renton, Washington		98057
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code) (425) 255-4400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4 (c))

Item 2.06 Material Impairments.

On July 10, 2009, First Financial Northwest, Inc. (“Company”) announced that during the quarter ended June 30, 2009 it will record a $14.2 million non-cash impairment charge to write-off all of the goodwill recorded from a prior acquisition.  A number of factors were used in determining the write-off of the goodwill. These included the protracted decline in stock prices for financial service companies, particularly in the Pacific Northwest, the lack of merger transactions and the uncertainty of valuing intangible assets, such as goodwill, in a recessionary economy.

Item 8.01 Other Events

In addition to write-off of the goodwill, as previously announced on June 5, 2009, the Company also expects to record a provision for loan losses of approximately $18 million during the quarter ended June 30, 2009.  As a result of the write-off of the goodwill and the increase in the provision for loan losses, management expects a loss per diluted common share of approximately $1.40 for the second quarter of 2009.   The full text of the press release announcing the write-off of the goodwill and increased provision for loan losses is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits

99.1           Press Release dated July 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                            FIRST FINANCIAL NORTHWEST, INC.

DATE: July 10, 2009                                                                                               By:  /s/ Victor Karpiak
                                                               Victor Karpiak
                           Chairman, President and Chief Executive Officer